EXHIBIT 10.1

EXCESS OF LOSS RETROCESSION AGREEMENT

BY AND BETWEEN

PLATINUM UNDERWRITERS REINSURANCE, INC.

(RETROCEDANT)

and

PLATINUM UNDERWRITERS BERMUDA, LTD.

 (RETROCESSIONAIRE)

DATED AS OF AUGUST 5, 2009

ARTICLE 1 -  BUSINESS COVERED

This Agreement is to indemnify the Retrocedant in respect of the net excess liability as a result of any catastrophe loss or losses which may occur during the term of this Agreement under any original reinsurance contracts written by the Retrocedant (“Original Reinsurance Contracts”).

ARTICLE 2 -  COMMENCEMENT AND TERMINATION

This Agreement shall take effect and shall apply to all losses occurring during the period 5th August 2009 to 4th August 2010 both days inclusive, Local Standard Time, at the place where the loss occurs.

If this Agreement terminates while an occurrence covered hereunder is in progress, it is agreed that subject to the other conditions of this Agreement, the Retrocessionaire shall indemnify the Retrocedant as if the entire loss had occurred during the term of this Agreement.

ARTICLE 3 -  EXCLUSIONS

The following Exclusion Clauses are attached to and form part of this Agreement:

1.  Nuclear Energy Risks Exclusion Clause (Reinsurance) (Worldwide Excluding U.S.A. & Canada) (Japanese Amendment)

2.  Pools, Associations, and Syndicates.

3.  War Risk Exclusion Clause.

4.  Insolvency Funds Exclusion Clause.

5.  Terrorism Clause

ARTICLE 4 -   TERRITORY

Coverage applies within the territorial limits of the United States, its territories and possessions and the Gulf of Mexico.

ARTICLE 5  - LIMIT AND RETENTION

The Retrocessionaire shall be liable in respect of each and every Loss Occurrence over and above an initial Ultimate Net Loss of $20,000,000 each and every loss each and every Loss Occurrence, subject to a limit of liability to the Retrocessionaire of $45,000,000 Ultimate Net Loss each and every loss or series of losses arising out of one Loss Occurrence.  Nevertheless, the limit of liability to Retrocessionaire for all occurrences arising under this Agreement shall be limited to $90,000,000.

ARTICLE 6  - REINSTATEMENT

Each loss hereon reduces the amount of indemnity provided under this Agreement by the amount paid.  Any amount so exhausted shall be automatically reinstated from the time of the occurrence of loss and for each amount so reinstated, the Retrocedant agrees to pay an additional premium calculated at pro rata of the annual premium as respects the fraction of indemnity exhausted and 100% of the annual premium regardless of the unexpired term of this Agreement.  Nevertheless, the Retrocessionaire’s liability shall not exceed $90,000,000 with respect to all Loss Occurrences during the term of the Agreement.

ARTICLE 7 - PREMIUM

The premium for this Agreement shall be a flat premium of $12,375,000 payable in two equal installments on September 1, 2009 and March 1, 2010.

ARTICLE 8 - ULTIMATE NET LOSS

Ultimate Net Loss shall mean the actual loss paid by the Retrocedant, or for which the Retrocedant becomes liable to pay, such loss to include 100% of any Extra Contractual Obligations and 100% of any Excess of Policy Limits loss, and expenses of litigation and interest, if any, and all other loss expenses covered under Original Reinsurance Contracts, and such expenses of the Retrocedant incurred in the handling of loss arising out of Original Reinsurance Contracts including subrogation, salvage and recovery expenses (office expenses and salaries of officials and employees not classified as loss adjusters are not chargeable as expenses for purpose of this paragraph), but salvages and all recoveries, including recoveries under all reinsurances which inure to the benefit of this agreement (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

For purposes of this article, the phrase “becomes liable to pay” shall mean the existence of a judgment or award, which the Retrocedant does not intend to appeal or a release has been obtained by the Retrocedant, or the Retrocedant has accepted a proof of loss.

Nothing in this clause shall be construed to mean that losses are not recoverable hereunder until the Retrocedant’s net loss has been ascertained.

ARTICLE 9 – LOSS OCCURRENCE

The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event.  However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Retrocedant occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

(i)     As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Retrocedant occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event.  However, the event need not be limited to one state or province or states or provinces contiguous thereto.

(ii)    As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Retrocedant occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

(iii)   As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Retrocedant’s Loss Occurrence.

(iv)   As regards “Freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s Loss Occurrence.

Except for those Loss Occurrences referred to in (i) and (ii) above, the Retrocedant may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Retrocedant arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

However, as respects those Loss Occurrences referred to in (i) and (ii) above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Retrocedant may divide that disaster, accident or loss into two or more Loss Occurrences provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Retrocedant arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

ARTICLE 10 - EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, where the loss includes any Extra Contractual Obligations.  The term “Extra Contractual Obligations” is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by any original reinsured to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

 The date on which any Extra Contractual Obligation is incurred by any original reinsured shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

 However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of any original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

 ARTICLE 11 - EXCESS OF ORIGINAL POLICY LIMITS

 This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure of the original reinsured to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

 However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of the original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

 For the purpose of this Article, the word “loss” shall mean any amounts for which the original reinsured or Retrocedant would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE 12 - NET RETAINED LINES

This Agreement applies only to that portion of any reinsurance or any Extra Contractual Obligations or Excess of Original Policy Limits which the Retrocedant retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any reinsurance or any Extra Contractual Obligations or Excess of Original Policy Limits which the Retrocedant retains nets for its own account shall be included.

The amount of the Retrocessionaire liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Retrocedant to collect from any other Retrocessionaire, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other Retrocessionaire or otherwise.

ARTICLE 13- NOTICE OF LOSS AND LOSS SETTLEMENTS

The Retrocedant shall advise the Retrocessionaire promptly of any Loss Occurrence which, in the opinion of the Retrocedant may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Retrocedant may materially affect the position of the Retrocessionaire.

All loss settlements made by the Retrocedant, provided they are within the terms of this Agreement, shall be unconditionally binding upon the Retrocessionaire who agrees to pay all amounts for which it may be liable immediately upon being furnished by the Retrocedant with reasonable evidence of the amount due or to be due.  In addition, the Retrocessionaire agrees to abide by court and/or arbitration decisions affecting the Retrocedant’s Original Reinsurance Contracts.

ARTICLE 14 - ARBITRATION

SECTION 14.01    As a condition precedent to any right of action under this Agreement, any dispute or difference between the parties hereto relating to the formation, interpretation, or performance of this Agreement, or any transaction under this Agreement, whether arising before or after termination, shall be submitted for decision to a panel of three arbitrators (the “Panel”) at the offices of Judicial Arbitration and Mediation Services, Inc. in accordance with the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc.

SECTION 14.02    The party demanding arbitration shall do so by written notice to the responding party.  Retrocessionaire hereby appoints its General Counsel as its agent to receive any arbitration demand hereunder and Retrocedant hereby appoints its Chief Financial Officer as its agent to receive any arbitration demand hereunder.  The arbitration demand shall state the issues to be resolved and shall name the arbitrator appointed by the demanding party.

SECTION 14.03    Within thirty (30) days of receipt of the demand for arbitration, the responding party shall notify the demanding party of any additional issues to be resolved in the arbitration and the name of the responding party’s appointed arbitrator.  If the responding party refuses or neglects to appoint an arbitrator within thirty (30) days following receipt of the written arbitration demand, then the demanding party may appoint the second arbitrator but only after providing ten (10) days' written notice of its intention to do so, and only if such other party has failed to appoint the second arbitrator within such ten (10) day period.

SECTION 14.04    The two arbitrators shall, before instituting the hearing, select an impartial arbitrator who shall act as the umpire and preside over the hearing.  If the two arbitrators fail to agree on the selection of a third arbitrator within thirty (30) days after notification of the appointment of the second arbitrator, the selection of the umpire shall be made by the American Arbitration Association.  Upon resignation or death of any member of the Panel, a replacement will be appointed in the same fashion as the resigning or deceased member was appointed.  All arbitrators shall be active or former officers of property/casualty insurance or reinsurance companies, or Lloyd's underwriters, and shall be disinterested in the outcome of the arbitration.

SECTION 14.05    Within thirty (30) days after notice of appointment of all arbitrators, the Panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.  The Panel shall have the power to determine all procedural rules for the holding of arbitration, including, but not limited to, the inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration.  The Panel shall interpret this Agreement as an honorable engagement and not as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business.  The Panel shall be relieved of all judicial formalities and may abstain from following the strict rules of law.  The decision of any two arbitrators shall be binding and final.  The Panel shall render its decision in writing within sixty (60) days following the termination of the hearing.  Judgment upon the award may be entered in any court of competent jurisdiction.

SECTION 14.06    Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the umpire and of the arbitration.

SECTION 14.07    Arbitration hereunder shall take place in New York, New York unless the parties agree otherwise.

SECTION 14.08    The parties hereto hereby expressly (i) submit to the jurisdiction of the Panel, (ii) agree to comply with all requirements necessary to give the Panel jurisdiction and (iii) agree to abide by the final decision of the Panel.

SECTION 14.09    This Article 14 shall survive termination of this Agreement.

ARTICLE 15 - CURRENCY

For purposes of this Agreement, where the Retrocedant receives premiums or pays losses in currencies other than United States dollars, such premiums or losses shall be converted into United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Retrocedant’s books.

ARTICLE 16 - ACCESS TO RECORDS

The Retrocedant shall place at the disposal of the Retrocessionaire at all reasonable times, and the Retrocessionaire shall have the right to inspect through its designated representatives, during the term of this Agreement and thereafter, all books, records and papers of the Retrocedant in connection with any reinsurance hereunder, or the subject matter hereof.

The Retrocessionaire, except with the express prior written consent of the Retrocedant, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Retrocedant’s books, records and papers.  The restrictions as outlined in this Article shall not apply to communication or disclosures that the Retrocessionaire is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Agreement or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

ARTICLE 17 - INSOLVENCY

In the event of the insolvency of the Retrocedant, this reinsurance shall be payable directly to the Retrocedant, or to its liquidator, receiver, conservator or statutory successor on the basis of reported claims allowed by the court in a liquidation proceeding without diminution because of the insolvency of the Retrocedant or because the liquidator, receiver, conservator or statutory successor of the Retrocedant has failed to pay all or a portion of any claim.

It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Retrocedant shall give written notice to the Retrocessionaire of the pendency of a claim against the Retrocedant indicating the Original Reinsurance Contract reinsured, which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Retrocedant or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Retrocedant as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Retrocessionaire to the Retrocedant or to its liquidator, receiver, conservator or statutory successor, except (1) where the Original Reinsurance Contracts specifically provide another payee in the event of the insolvency of the Retrocedant, or (2) where the Retrocessionaire with the consent of the insured or reinsureds, has assumed such Original Reinsurance Contract obligations of the Retrocedant as direct obligations of the Retrocessionaire to the payees under such Original Reinsurance Contracts and in substitution for the obligations of the Retrocedant to such payees.

ARTICLE 18 - OFFSET

The Retrocedant and the Retrocessionaire shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement.  The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums, losses or otherwise.

ARTICLE 19 - ERRORS AND OMISSIONS

Any inadvertent delay, omission, error or failure made in connection with this Agreement shall not relieve either party hereto from any liability which would attach hereunder if such delay, omission, error or failure had not been made, provided such delay, omission, error or failure is rectified as soon as reasonably practicable after discovery.

ARTICLE 20 - FEDERAL EXCISE TAX

The Retrocessionaire will allow for the purpose of paying Federal Excise Tax a deduction, from the premium payable to the Retrocessionaire hereunder, of an amount equal to the applicable percentage of such premium representing the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Service Code) to the extent such premium is subject to such tax.  In the event of any return of premium, the Retrocessionaire will deduct the aforesaid percentage from the return premium payable hereunder and the Retrocedant or its agent will recover such tax from the United States Government.  In all other instances, if the Retrocedant should recover any portion of a Federal Excise Tax that was withheld from the premium paid to the Retrocessionaire, such recovered amount shall be paid promptly to the Retrocessionaire.

ARTICLE 21 - SERVICE OF SUIT

In the event the Retrocessionaire fails to pay any amount claimed due hereunder, the Retrocessionaire, at the request of the Retrocedant, will submit to the jurisdiction of a court of competent jurisdiction within the United States and will comply with all requirements necessary to give that court jurisdiction.  Nothing in this Article constitutes, or should be understood to constitute, a waiver of the Retrocessionarie's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to the United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.  Service of process in such suit may be made upon Dewey Ballantine LLP, New York, New York.  In any suit instituted against it upon this Agreement, Retrocessionaire will abide by the final decision of such court or of any appellate court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit and/or upon the request of the Retrocedant to give a written undertaking to the Retrocedant that they will enter a general appearance upon the Retrocessionaire's behalf in the event such a suit is instituted.

Further, pursuant to any statute of any state, territory, or district of the Untied States that makes provision therefore, the Retrocessionaire hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Retrocedant or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to which the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 22 - SECURITY

If Retrocessionaire is not licensed, or an accredited reinsurer in the State of Maryland, Retrocessionaire shall establish and maintain a funds withheld account, trust fund or other form of security for the benefit of Retrocedant as security for the obligations of Retrocessionaire under this Agreement.  The funds withheld account, trust fund or other form of security shall be in a form reasonably satisfactory to Retrocedant and shall comply with the requirements under Maryland Insurance Law applicable to trust funds, funds withheld accounts, or other forms of security established for credit for reinsurance purposes.

ARTICLE 23 - REPORTS AND REMITTANCES

Within thirty (30) days after the close of each quarter in which there are any losses covered under this Agreement, the Retrocedant will furnish the Retrocessionaire with a report setting forth such loss payments, loss adjustment expense paid, monies recovered, reinstatement premium, and net balance due either party.  If applicable, the Retrocedant will also furnish the Retrocessionaire with a quarterly statement showing the total reserves for outstanding losses including loss adjustment expense, and such other information as may be required by the Retrocessionaire for completion of its financial statements and other filings.

The net balance will be paid within forty-five (45) days after the close of the respective quarter.

ARTICLE 24- MISCELLANEOUS PROVISIONS

SECTION 24.01   Severability.  If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

SECTION 24.02   Successors and Assigns.  This Agreement may not be assigned by either party without the prior written consent of the other.  The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

SECTION 24.03   Execution in Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 24.04   Headings.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

SECTION 24.05   Amendments; Entire Agreement.  This Agreement may be amended only by written agreement of the parties.  This Agreement supersedes all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

SECTION 24.06   Negotiated Agreement.  This Agreement has been negotiated at arm’s-length, and the fact that the initial and final drafts will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, on the date set forth below.

Platinum Underwriters Reinsurance, Inc.

	By:	/s/ Kevin Marine
Kevin Marine
Chief Operating Officer
Date: 8/19/09

Platinum Underwriters Bermuda, Ltd.

	By:	/s/ Les Waters
Les Waters
Senior Vice President
Date: 8/19/09

NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994)
(WORLDWIDE EXCLUDING U.S.A. AND CANADA)
(INCLUDES JAPANESE AMENDMENT)

 This agreement shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

 For all purposes of this agreement Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers' Compensation and Employers' Liability) in respect of:

(I)	All Property on the site of a nuclear power station. Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.
(II)	All Property, on any site (including but not limited to the sites referred to in (I) above) used or having been used for:
(a) the generation of nuclear energy; or
(b) the Production, Use or Storage of Nuclear Material.
(III)	Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.
(IV)
 The supply of goods and services to any of the sites, described in (I) to (III) above, unless such insurances or reinsurances shall exclude the perils of irradiation and contamination by Nuclear Material.

 Except as undernoted, Nuclear Energy Risks shall not include:

(i)
 Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors' plant and equipment);

(ii)	Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (i) above;

 Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.
 However, the above exemption shall not extend to:

(1)	The provision of any insurance or reinsurance whatsoever in respect of:
	(a)	Nuclear Material;
(b)
 Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or - for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

(2)	The provision of any insurance or reinsurance for the undernoted perils:
- Fire, lightning, explosion;
- Earthquake;
- Aircraft and other aerial devices or articles dropped therefrom;
- Irradiation and radioactive contamination;
- Any other peril insured by the relevant local Nuclear Insurance Pool and/or Association;

    in respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

 Definitions

 "Nuclear Material" means:

(i)
 Nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and

(ii)	Radioactive Products or Waste.

 "Radioactive Products or Waste" means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilization of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

 "Nuclear Installation" means:

(i)	Any Nuclear Reactor;
(ii)	Any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel; and
(iii)	Any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.

 "Nuclear Reactor" means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

 "Production, Use or Storage of Nuclear Material" means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

 "Property" shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

 "High Radioactivity Zone or Area" means:

(i)
 For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

(ii)	For non-reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.

 Notwithstanding the provisions of this Clause, certain liabilities the type of which by market practice and custom have not been declared to the Japanese Nuclear Pool are covered hereunder.

 N.M.A. 1975a (10/3/94) (with Japanese Amendment added).
 Approved by Lloyd's Underwriters' Non-Marine Association.

WAR AND CIVIL WAR EXCLUSION CLAUSE

 This Agreement excludes loss or damage directly or indirectly occasioned by, happening through or in consequence of War, Invasion, Acts of Foreign Enemies, Hostilities (whether War be declared or not), Civil War, Rebellion, Revolution, Insurrection, Military or Usurped Power, or confiscation or nationalization or requisition or destruction of or damage to property by or under the order of any government or public or local authority, but this exclusion shall not apply to business written in accordance with the Market War and Civil War Risks Exclusion Agreement nor to business outside the scope of such Agreement.

INSOLVENCY FUNDS EXCLUSION CLAUSE

This Agreement excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.  "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

TERRORISM CLAUSE

Notwithstanding any provision to the contrary within this Agreement or any amendment thereto, it is agreed that this Agreement excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

a.    Involves violence against one or more persons; or

b.    Involves damage to property; or

c.    Endangers life other than the person committing the action; or

d.    Creates a risk to health or safety of the public or a section of the public; or

e.    Is designed to interfere with or disrupt an electronic system.

This Agreement also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Agreement, in respect only of personal lines, this Agreement will pay actual loss or damage (but not related cost and expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.